Exhibit 99(a)(1)(D)

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VII Peaks Co-Optivist Income BDC II, Inc.
2401 Kerner Blvd.
San Rafael, CA 94901

VII Peaks Investor Relations
Toll-Free: 855-889-1778

THIS IS NOTIFICATION OF THE SHARE REPURCHASE OFFER
DATED AUGUST 26, 2014

August 26, 2014

Dear Stockholder:

We have sent this letter to you to announce the quarterly share repurchase offer by VII Peaks Co-Optivist Income BDC II, Inc. The purpose of this Offer (as defined below) is to provide limited liquidity to holders of shares of our common stock by offering to repurchase certain of those shares at a purchase price equal to 90% of the offering price per Share determined as of September 30, 2014 (the “Purchase Price”). The Offer period will begin on or before August 26, 2014 and end at 5:00 P.M., Pacific Time, on September 30, 2014. Subject to the limitations contained in the Offer to Purchase, which is attached to this letter, all properly completed and duly executed letters of transmittal returned to the Company will be processed on or about September 30, 2014.

IF YOU HAVE NO DESIRE TO SELL ANY OF YOUR SHARES AT 90% OF THE OFFERING PRICE AS OF SEPTEMBER 30, 2014, PLEASE DISREGARD THE REMAINDER OF THIS NOTICE.

We will contact you again next quarter and each quarter thereafter to notify you if the Company intends to offer to repurchase a portion of its issued and outstanding shares of common stock.

If you would like to tender a portion or all of your shares pursuant to the terms of this Offer, you must obtain from our website, or request that we mail to you, a copy of the Offer to Purchase, the Letter of Transmittal and other documents related to the Offer (which together, as they may be amended and supplemented from time to time, constitute the “Share Repurchase Package”). Please read the following pages and the Share Repurchase Package carefully as they contain important information about the Offer. Requests for the Share Repurchase Package may be directed to the Company as follows.

Our website:	https://starportal.phxa.com/vpc/login.aspx

Our toll-free phone number:	855.889.1778

Our mailing address:	VII Peaks Co-Optivist Income BDC II, Inc.
2401 Kerner Blvd.
San Rafael, CA 94901

Stockholders may also contact their financial advisor, broker, dealer, commercial bank or trust company for assistance concerning the Offer.

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This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The Offer is made solely by the Offer to Purchase, dated August 26, 2014, and the related Letter of Transmittal, and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock in any jurisdiction in which the making or acceptance or offers to sell shares would not be in compliance with the laws of that jurisdiction.

VII PEAKS CO-OPTIVIST INCOME BDC II, INC.
SHARE REPURCHASE TERMS

VII Peaks Co-Optivist Income BDC II, Inc., an externally managed, non-diversified, closed-end management investment company incorporated in Maryland (the “Company,” “we,” or “us”), is offering to purchase 105,419 shares of our issued and outstanding common stock (the “ Shares ”) upon the terms and subject to the conditions described in the Offer to Purchase, dated August 26, 2014 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”) (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). This Offer has been approved by the Board.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., PACIFIC TIME, ON SEPTEMBER 30, 2014, UNLESS THE OFFER IS EXTENDED.

The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to other conditions as set forth in the Offer to Purchase. The Offer is for cash at a purchase price equal to 90% of the offering price per Share determined as of September 30, 2014 (the “Purchase Price”).

NEITHER THE COMPANY, THE BOARD, VII PEAKS CAPITAL, LLC NOR AXIOM CAPITAL MANAGEMENT, INC., MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY, THE BOARD, VII PEAKS CAPITAL, LLC OR AXIOM CAPITAL MANAGEMENT, INC. AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED IN THE OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL.

The Company will purchase, at the Purchase Price, all Shares properly tendered and not properly withdrawn prior to the Expiration Date (as defined below), upon the terms and subject to the conditions of the Offer, including the proration provisions (as described in the Offer to Purchase). Under no circumstances will the Company pay interest on the purchase price for the Shares, regardless of any delay in making payment, nor will you be entitled to distributions on record dates that occur on or after the date that Company accepts your Shares for purchase.

The term “Expiration Date” means 5:00 p.m., Pacific Time, on September 30, 2014, unless the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended, shall expire.

For purposes of the Offer, the Company will be deemed to have accepted for payment and, therefore, purchased, Shares properly tendered (and not properly withdrawn), only when, as and if the Company gives oral or written notice to Phoenix American Financial Services, Inc., the depositary and transfer agent for the Offer (the “Transfer Agent”), of its acceptance of such Shares for payment under the Offer.

Upon the terms and subject to the conditions of the Offer, if more than 105,419 Shares have been properly tendered and not properly withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares on a pro-rata basis (with appropriate adjustments to avoid purchases of fractional Shares) from all stockholders who properly tender Shares and do not properly withdraw them before the Expiration Date.

We expressly reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Transfer Agent and making a public announcement thereof no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder’s Shares. The Company also expressly reserves the right to terminate the Offer, as described in the Offer to Purchase. Subject to compliance with applicable law, the Company further reserves the right, regardless of whether any of the circumstances described in the Offer to Purchase shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect, including, without limitation, by increasing or decreasing the consideration offered. The Company will announce any such termination or amendment to the Offer by making a public announcement of the termination or amendment in accordance with applicable law. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law (including Rule 13e-4 under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PRWeb, Marketwire or another comparable service.

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Generally, the receipt of cash from the Company in exchange for a stockholder’s Shares will be a taxable event for the stockholder for U.S. federal income tax purposes. The receipt of cash for a stockholder’s Shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange of the Shares or (2) a distribution in respect of stock from the Company. The Transfer Agent (or other applicable withholding agent) may be required to withhold U.S. federal taxes on the gross proceeds of the Offer paid to a non-U.S. stockholder. For additional information, see Section 13 of the Offer to Purchase. Each stockholder is urged to consult his, her or its own tax advisor to determine the particular tax consequences to him, her or it of the Offer, including the applicability and effect of federal, state, local and foreign tax laws.

To prevent the potential imposition of U.S. federal backup withholding on the gross payments made pursuant to the Offer, prior to receiving such payments, each stockholder accepting the Offer who has not previously submitted to the Company a correct, completed and signed Internal Revenue Service (“IRS”) Form W-9 or substituted Form W-9 (included with the original subscription) (for U.S. stockholders) or IRS Form W-8BEN, IRS Form W-8IMY, IRS Form W-8ECI, or other applicable form (for non-U.S. stockholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Company.

Tenders of Shares under the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date, and, unless previously accepted for payment by the Company under the Offer, may also be withdrawn at any time after October 27, 2014. For such withdrawal to be effective, the Transfer Agent must timely receive a written, telegraphic or facsimile transmission notice of withdrawal at the respective addresses or facsimile number specified for such manner of delivery set forth on the notice of withdrawal. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with such book-entry transfer facility’s procedures.

The Company will determine, in its sole discretion, all questions as to the form and validity of any notice of withdrawal, including the time of receipt, and such determination will be final and binding, subject to a stockholder’s right to challenge the Company’s determination in a court of competent jurisdiction. Phoenix American Financial Services, Inc., as administrator for the Company, will not be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by Rule 13e-4(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The purpose of the Offer is to provide limited liquidity to our stockholders, because there is otherwise no public market for the Shares. Under our share repurchase program, we plan to conduct quarterly tender offers for approximately 5.0% per quarter of our weighted average number of outstanding Shares for the prior calendar year. We will repurchase tendered Shares at a price equal to 90% of the offering price per Share determined as of the date of purchase, which will be a date on which we hold a semi-monthly closing in the months of March, June, September and December, unless otherwise determined by the Board.

Our repurchase program recognizes that our Shares are not listed on a national securities exchange and have limited liquidity prior to the occurrence of a “liquidity event.” A liquidity event could include (1) the sale of all or substantially all of our assets either on a complete portfolio basis or individually followed by a liquidation, (2) a listing of our Shares on a national securities exchange, or (3) a merger or another transaction approved by the Board in which our stockholders will receive cash or shares of a publicly traded company. While our intention is to seek to explore a potential liquidity event between four and six years following the completion of our offering period, there can be no assurance that a suitable transaction will be available or that market conditions for a liquidity event will be favorable during that timeframe. In making a determination of what type of liquidity event is in our best interest, the Board, including our independent directors, may consider a variety of criteria, including, but not limited to, portfolio diversification, portfolio performance, our financial condition, potential access to capital as a listed company, market conditions for the sale of our assets or listing of our securities, internal management considerations and the potential for stockholder liquidity.

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